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Exhibit 99.1

For Immediate Release	Contact:	Richard Wiley Samsonite Corporation Phone: (303) 373-6373

Samsonite Reports Third Quarter Results

        DENVER, Colorado, December 9, 2003—SAMSONITE CORPORATION (OTC Bulletin Board: SAMC) today reported revenues of $202.4 million, operating income of $17.2 million and net loss to common stockholders of $626 thousand, or less than $0.01 per share, for the quarter ended October 31, 2003. These results compare to revenue of $201.9 million, operating income of $21.8 million and net loss to common stockholders of $3.3 million, or $0.17 per share, for the third quarter of the prior year. Preferred stock dividends of $3.3 million for the current quarter and $10.9 million for the prior year are reflected in the net loss to common stockholders.

        Adjusted EBITDA (earnings before interest expense, taxes, depreciation, amortization, and minority interest, adjusted to exclude restructuring provisions and expenses and to include realized hedge gains and losses), a measure of core business cash flow, was $21.9 million for the quarter compared to $25.6 million in the third quarter of the prior year.

        Revenues for the nine months ended October 31, 2003 were $556.5 million compared to revenues of $549.5 million during the same nine-month period in the prior year. Operating earnings for the first nine months of the year were $46.3 million compared to $44.6 million during the prior year. Operating earnings in the prior year reflect $2.7 million of provisions for restructuring and asset impairment and restructuring related expenses of $3.1 million. Net loss to common stockholders for the first nine months of the year was $31.5 million, or $0.35 per share, versus a net loss of $37.2 million, or $1.87 per share, during the prior year. Net loss to common stockholders includes charges of $27.8 million in the current year and $31.6 million in the prior year for preferred stock dividends. Adjusted EBITDA for the first nine months of the current year was $59.2 million versus $62.1 million for the same period in the prior year.

        Chief Executive Officer, Luc Van Nevel, commented: "Operating results for the third quarter reflect a weakness in sales in the European markets and recovering sales volumes in the United States and Asia. Sales volumes in our major European markets, Germany, France and the United Kingdom continue to suffer from weak economic conditions and increased price competition due to the effect of the strong euro currency lowering product costs. With the exception of retail sales in September, which were negatively impacted by East Coast storms, monthly sales in the United States continue to recover from the Iraq war and the effects of SARS outbreak last spring. By the end of the quarter, monthly sales in Asia were back to more normal levels.

        "The consummation of our recapitalization on July 31, 2003 was a significant event for Samsonite. With the recapitalization efforts completed, management and its new board of directors are now focusing on strategies to grow and improve the Company's operations to create the top performing company we are confident Samsonite can become."

        Samsonite Corporation will hold a conference call with securities analysts to discuss third quarter operating results at 11:00 a.m. Eastern Daylight Time on Thursday, December 11, 2003. Investors and interested members of the public are invited to listen to the discussion. The dial-in phone number is (877) 809-7599 in the U.S. and (706) 679-6135 for international calls, the conference name is Samsonite and the conference ID # is 4242194. The leader of the call is Luc Van Nevel. If you cannot attend this call, it will be played back through December 31, 2003. The playback number is (800) 642-1687 in the U.S. and (706) 645-9291 for international calls, and the conference ID # is 4242194.

        Samsonite is one of the world's largest manufacturers and distributors of luggage and markets luggage, casual bags, backpacks, business cases and travel-related products under brands such as

SAMSONITE®, AMERICAN TOURISTER®, LARK®, HEDGREN® and SAMSONITE® BLACK LABEL.

        A summary of the Company's calculation of Adjusted EBITDA, a reconciliation of Adjusted EBITDA to net cash provided by (used in) operating activities, and a summary of the Company's earnings (losses) under generally accepted accounting principles are attached as part of this release. The Company believes that disclosure of its operating earnings before interest, taxes, depreciation and amortization, as further adjusted to exclude goodwill and asset impairment charges and restructuring charges and expenses and to include realized currency hedge gains and losses ("Adjusted EBITDA"), provides useful information regarding the Company's ability to incur and service debt, but that it should not be considered a substitute for operating income or cash flow from operations determined in accordance with generally accepted accounting principles. Other companies may calculate EBITDA, or derivations thereof, in a different manner than the Company. Adjusted EBITDA does not take into consideration substantial costs and cash flows of doing business, such as interest expense, income taxes, depreciation, amortization, and restructuring charges and expenses, and should not be considered in isolation to or as a substitute for other measures of performance. Adjusted EBITDA, as calculated by the Company, also excludes extraordinary items, discontinued operations, minority interest in earnings of subsidiaries, certain items of other income and expense and senior redeemable preferred stock dividends. Adjusted EBITDA does not represent funds available for discretionary use by the Company because those funds are required for debt service, capital expenditures, working capital, and other commitments and obligations. Neither EBITDA nor Adjusted EBITDA is an accounting term used in generally accepted accounting principles.

        Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. They can often be recognized by words such as "proposed," "may," "will," "anticipate," "believe," "estimate," "intend," "plan" and "expect" and similar expressions. Variations on those or similar words, or the negative of those words, may also indicate forward-looking statements. Forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors that may cause actual and future performance or achievements of the Company to be materially different from any future estimated results, performance or achievements express or implied by such forward-looking statements. These factors include, among others, the impact of the September 11 events on economic, political and public safety conditions that impact consumer confidence and spending and the possibility of additional terrorist attacks or related events; the spread of the SARS disease or other events which affect travel levels; armed conflicts in the Middle East and other regions; general economic and business conditions, including foreign currency exchange rate fluctuations; industry capacity; changes in consumer preferences; demographic changes; competition; changes in methods of distribution and technology; changes in political, social and economic conditions and local regulations; general levels of economic growth in emerging market countries; the loss of significant customers; completion of new product developments within anticipated time frames; changes in interest rates; and other factors that are beyond our control. More information on the risks, uncertainties and other factors affecting Samsonite Corporation may be obtained from the Company's filings with the United States Securities and Exchange Commission. Forward-looking statements are believed to be accurate as of the date of this release, and the Company undertakes no obligation to update or revise said statements as a result of future events.

* * * * * * * *

Samsonite Corporation Earnings Summary

October 31, 2003 and 2002

(in thousands, except per share data)

(Unaudited)

	Three months ended October 31,		Nine months ended October 31,
	2003	2002	2003	2002
Net sales	$202,421	201,946	556,514	549,512
Cost of goods sold	113,282	117,116	310,853	322,707

Gross profit	89,139	84,830	245,661	226,805
Selling, general and administrative expenses	71,590	62,477	198,378	178,484
Amortization of intangible assets	320	352	967	1,004
Provision for restructuring operations	—	—	—	2,241
Asset impairment charge	—	196	—	496

Operating income	17,229	21,805	46,316	44,580
Interest expense and amortization of debt issue costs	(10,244)	(11,956)	(33,546)	(35,815)
Interest and other income (expense), net	(2,276)	(342)	(7,554)	(7,616)

Income before income taxes, minority interest and extraordinary item	4,709	9,507	5,216	1,149
Income tax expense	(1,422)	(1,164)	(6,731)	(5,860)
Minority interest in earnings of subsidiaries	(662)	(767)	(2,159)	(901)

Net income (loss)	2,625	7,576	(3,674)	(5,612)
Senior redeemable preferred stock dividends, paid and accrued, and accretion of discount	(3,251)	(10,881)	(27,790)	(31,588)

Net loss to common stockholders	$(626)	(3,305)	(31,464)	(37,200)

Net loss per common share	$— *	(0.17)	(0.35)	(1.87)

Weighted average shares outstanding	224,705	19,866	88,888	19,862

* Less than $.01 loss per share
Summary of Adjusted EBITDA Calculation
Operating income	$17,229	21,805	46,316	44,580
Depreciation expense	4,349	4,611	13,515	13,441
Amortization expense	320	352	967	1,004
Asset impairment and restructuring charges and expenses	(15)	163	—	5,792
Realized gains/(losses) on foreign currency forward contracts	—	(1,326)	(1,618)	(2,721)

Adjusted EBITDA	$21,883	25,605	59,180	62,096
Adjustments to reconcile Adjusted EBITDA to net cash provided by operating activities
Restructuring related expense, not previously accrued	16	33	—	(3,055)
Cash provided (used) by changes in operating assets and liabilities	11,878	(5,757)	(1,218)	8,627
Non-cash operating additions (subtractions)
Amortization and write-off of debt issue costs and premium	568	510	2,539	1,528
Provision for doubtful accounts	353	361	393	1,130
Deferred income tax benefit	(201)	(70)	(78)	(958)
Pension and other post-retirement plan losses (gains)	(156)	(1,077)	280	(3,298)
Other, net	114	(604)	(4,570)	(1,048)
Income (expense) excluded from Adjusted EBITDA
Interest income	57	176	228	504
Interest expense	(10,244)	(11,956)	(33,546)	(35,815)
Income tax expense	(1,422)	(1,164)	(6,731)	(5,860)
Minority interest in earnings of subsidiaries	(662)	(767)	(2,159)	(901)
Other income (expense) items, net	(2,281)	862	(8,156)	(5,173)

Net cash provided by operating activities	$19,903	6,152	6,162	17,777

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Samsonite Reports Third Quarter Results